Exhibit 10.4

TAILORED BRANDS, INC.

2016 LONG-TERM INCENTIVE PLAN

CASH-BASED AWARD AGREEMENT

Tailored Brands, Inc., a Texas corporation (the “Company”), hereby grants to the undersigned employee of the Company (the “Employee”) the following Cash-Based Award (“Performance Cash Award”) pursuant to the terms and conditions of the Tailored Brands, Inc. 2016 Long-Term Incentive Plan (the “Plan”), and this Cash-Based Award Agreement (this “Award Agreement”).

1. Name of Employee:	[ • ]

2. Grant Date:	[ • ] , 20[ • ] (the “Grant Date”)

3. Performance Period:	The period commencing on [ • ] , 20[ • ] and ending on [ • ] , 20[ • ] (the “Performance Period”)

4. Target Amount of Performance Cash Award Granted:	$ [ • ] (“Target Performance Cash Award”)

5. Vesting:

Except as otherwise provided in this Award Agreement, the Performance Cash Award will vest only if and to the extent that the Committee determines that the Performance Goals set forth in Section 6 of this Award Agreement (the “Performance Goals”) have been satisfied.

6. Performance Goals:

The Performance Goal applicable to the Performance Cash Award granted to the Employee pursuant to this Award Agreement shall be Cumulative Adjusted EPS, as defined in Exhibit A attached hereto and made a part of this Award Agreement.

At the end of the Performance Period, if Cumulative Adjusted EPS is less than $[ • ], the Performance Cash Award awarded under this Award Agreement shall be forfeited and no longer considered outstanding or to be held by the Employee as of the close of business on the date on which the Committee certifies that Cumulative Adjusted EPS is less than $[ • ].  If Cumulative Adjusted EPS is equal to or greater than $[ • ], the Target Performance Cash Award shall be multiplied by a percentage based upon the actual Cumulative Adjusted EPS as indicated on Exhibit B attached hereto and made a part of this Award Agreement.

7. Death or Disability:

Notwithstanding the provisions of Section 5 of this Award Agreement, if the Employee’s employment with the Company or any Affiliate terminates by reason of the Employee’s death or Disability before the end of the Performance Period, then one-hundred percent (100%) of the Target Performance Cash Award will vest on the date of the Employee’s death or Disability.

8. Change in Control:

Notwithstanding the provisions of Section 5 of this Award Agreement, in the event that a Change in Control occurs before the end of the Performance Period, then one-hundred percent (100%) of the Target Performance Cash Award will vest on the earlier of (a) the end of the Performance Period; or (b) the date on which the Employee’s employment is terminated by the Company other than as a result of the occurrence of an event of Termination for Cause (as such term is defined in the Change in Control Plan) or by the Employee after the occurrence of an event of Termination for Good Reason (as such term is defined in the Change in Control Plan).  The term “Change in Control Plan” shall mean the Tailored Brands, Inc. Amended and Restated Senior Executive Change in Control Severance Plan, adopted effective September 1, 2017.

9. Payment:

As soon as administratively possible following the time that the Performance Cash Award vests pursuant to Section 5 or, if applicable, either Section 7 or Section 8 of this Award Agreement, the Employee (or, in the event of the Employee’s death, the Employee’s beneficiary) will receive a cash payment equal to the amount determined pursuant to Section 6 or, if applicable, either Section 7 or Section 8 of this Award Agreement.  Any payment made under this Award Agreement is intended to be exempt from Section 409A under the exemption for short term deferrals. Accordingly, notwithstanding any provision contained herein, any payment of a Performance Cash Award hereunder will be made no later than the 15th day of the third month following the end of the fiscal year of the Company (or if later the calendar year) in which the Performance Cash Award vests.

10. Effect of Plan:

The Performance Cash Award is subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement.  In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern.  All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

11. Acknowledgment:	By receipt of this Award, the Employee acknowledges and agrees that the Performance Cash Award is subject to all of the terms and conditions of the Plan and this Award Agreement.

12. Counterparts:	This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

13. Forfeiture for Cause:	Notwithstanding any other provision of this Agreement, the Performance Cash Award granted hereunder shall be subject to the Forfeiture for Cause provisions contained in Section 4.7 of the Plan.

14. Effect on Other Agreements:

The parties acknowledge and agree that, with the exception of an employment agreement, if applicable to the Employee, the provisions of this Award Agreement and, if applicable, the Change in Control Plan, shall supersede any and all other agreements and rights that the Employee has under any agreements or arrangements between the Employee and the Company, whether in writing or otherwise, with respect to the matters set forth herein.

EXHIBIT A

Definition of Cumulative Adjusted EPS

For purposes of this Award Agreement, the term “Cumulative Adjusted EPS” shall mean, on a cumulative basis, the Company’s “Adjusted EPS” during the Performance Period, as certified by the Committee.

Definition of Adjusted EPS:

For purposes of this Award Agreement, the term “Adjusted EPS” shall mean diluted net earnings per share of Stock for the applicable fiscal year; provided, that the calculation may exclude those items that the Company excludes when it reports its “non-GAAP” adjusted EPS as well as all other items of gain, loss, or expense for the applicable fiscal year determined by the Committee to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposal of a business, or related to a change in accounting principles or applicable tax laws.

EXHIBIT B

Percentage By Which Target Performance Cash Award Multiplied To Determine

Amount of Performance Cash Award Payable

Cumulative Adjusted EPS	Percentage by Which Target Performance Cash Award Multiplied	Cumulative Adjusted EPS	Percentage by Which Target Performance Cash Award Multiplied